CONTACT: Rob Jorgenson S&T Bank rob.jorgenson@stbank.com 724.465.5448	Beth Thompson Gatesman bthompson@gatesmanagency.com 412.339.5152

FOR IMMEDIATE RELEASE

S&T BANCORP, INC. APPOINTS CHRISTINE J. TORETTI
CHAIR OF THE BOARD OF DIRECTORS
Experienced Business Professional and Philanthropist First Female to Lead Board

INDIANA, Pa., May 22, 2018 – S&T Bancorp, Inc., a full-service financial institution with assets of $7.0 billion, and locations in Pennsylvania, Ohio, and New York, announced the appointment of Christine J. Toretti as chair of the S&T Bancorp, Inc. (S&T) board of directors, following the retirement of Charles “Chuck” G. Urtin.

Toretti becomes the first female board chair in S&T history, after serving as vice chair since 2013, and as a director since 1984.

“In her tenure as a director of S&T Bancorp, Christine has provided valuable insight and leadership, which has contributed to our overall success,” said Todd D. Brice, president and CEO of S&T. “We have been fortunate to have someone with Christine’s business acumen on our board, and I am truly honored to work with her in her new role as chair.

“At the same time, we extend our thanks and appreciation to Chuck Urtin for his leadership of our board, and wish him every blessing in retirement,” Brice added.

“I’ve seen S&T grow from nearly $400 million in assets to a $7 billion bank during my tenure on the board and I am looking forward to helping guide S&T to even greater heights in this leadership role,” Toretti said.

Toretti is president of Palladio, LLC, and a former chair and CEO of S.W. Jack Drilling Co., the largest privately held land-based drilling company in the United States at that time. She has been a director of the Pittsburgh Federal Reserve Bank, and currently serves on the boards of EQT Corporation, The Kiski School, and the International Medical Corps.

A trailblazer in the energy industry, Toretti has earned numerous honors throughout her career, as well as remaining involved in the political landscape as leader of the 2016 U.S. Presidential Transition

Team for the Small Business Administration and as Republican National Committeewoman for Pennsylvania.

An active member of the community, she donates time and resources to the Anne B. Anstine Excellence in Public Service Series in Pennsylvania and the Dodie Londen Excellence in Public Service Series in Arizona, which she founded and serves as chair.

Previous board memberships include The Andy Warhol Museum, Chi Omega Foundation, The Committee of 200, the Gettysburg Foundation, the Indiana Regional Medical Center, the Lockhart Company, and the National Council of Colonial Williamsburg. In addition, she previously served as president of the Foundation for Indiana University of Pennsylvania.

For more information, please visit www.stbancorp.com.

About S&T Bancorp, Inc. and S&T Bank: S&T Bancorp, Inc. is a $7.0 billion bank holding company that is headquartered in Indiana, Pa., and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902, and operates locations in Pennsylvania, Ohio, and New York. For more information visit www.stbancorp.com, www.stbank.com, and follow us on Facebook, Instagram, and LinkedIn.

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